internal use only

January 8, 2024

Client Talking Points

First Trust High Income Long/Short Fund

First Trust/abrdn Global Opportunity Income Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganizations, which must be approved by shareholders of the respective fund in order to occur:

Acquired Fund	Acquiring Fund
First Trust High Income Long/Short Fund (“FSD”)	abrdn Income Credit Strategies Fund (“ACP”)
First Trust/abrdn Global Opportunity Income Fund (“FAM”)

What is happening?

•	On October 23, 2023, First Trust, abrdn Inc. and abrdn plc entered into a purchase agreement which provides that abrdn Inc. will acquire certain assets related to First Trust’s business of providing investment management services with respect to the assets of FSD and FAM and certain other First Trust advised closed-end funds.
•	On October 23, 2023, the board of trustees of each of FSD and FAM (the “Board”) approved a Agreement and Plan of Reorganization with respect to each of FSD and FAM, which provide for the reorganization of FSD with and into ACP as well as FAM with and into ACP (each a “Reorganization” and collectively, the “Reorganizations”).
o	With respect to FSD, its agreement provides for the transfer of all of the assets of FSD to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FSD.
o	With respect to FAM, its agreement provides for the transfer of all of the assets of FAM to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FAM.
•	On December 18, 2023, a combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) was declared effective by the SEC and was mailed to shareholders on or about December 26, 2023.
•	On February 20, 2024, a special meeting of shareholders will take place at First Trust’s offices to vote on the approval of the proposed Agreement and Plan of Reorganization for each of FSD and FAM. At a separate meeting, shareholders of ACP will be asked to approve the issuance of additional common shares of beneficial interest of ACP that would be issued to FSD and/or FAM shareholders in connection with the Reorganizations.

Each Reorganization is not contingent on the approval or consummation of the other Reorganization.

What are the potential benefits of the Reorganizations?

•	With respect to the Reorganization of FSD with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FSD. ACP pays a monthly distribution of $0.10 per share, which based on the market value and net asset value (“NAV”) as of September 29, 2023, represents an annualized distribution rate of 17.6% and 17.7%, respectively. As of January 4, 2024, ACP’s indicated distribution rate is 17.84% on a market value basis. FSD pays a monthly distribution of $0.105 per share, which based on market prices and NAV as of September 29, 2023, is an annualized distribution rate of 11.75% and 10.28%, respectively. As of January 4, 2024, FSD’s indicated distribution rate is 10.9%. The Reorganization, therefore, would represent a 64% increase in distribution rate for FSD shareholders.
o	Narrower Trading Discount: ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FSD has traded at a more persistent discount. As of January 3, 2024, FSD was trading at a -7.91% discount to NAV whereas ACP was trading at a -3.3% discount to NAV. If these trading discount differences persist, the Reorganization would result in positive total return for existing shareholders on the Reorganization date.
o	Trading: Shares of ACP trade at high volumes and at a tighter bid/ask spread percentage than those of FSD. After the Reorganization, shareholders of FSD should be provided better liquidity to add to or exit their investment on a moving forward basis.
•	With respect to the Reorganization of FAM with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FAM. ACP pays a monthly distribution of $0.10 per share, which based on the market value and NAV as of September 29, 2023, represents an annualized distribution rate of 17.6% and 17.7%, respectively. As of January 4, 2024, ACP’s indicated distribution rate is 17.84% on a market value basis. FAM pays a monthly distribution of $0.06 per share, which based on market prices and NAV as of September 29, 2023, is an annualized distribution rate of 12.63% and 11.18%, respectively. As of January 4, 2024, FAM’s indicated distribution rate is 11.64%. The Reorganization, therefore, would represent a 53% increase in distribution rate for FAM shareholders.
o	Narrower Trading Discount: ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FAM has traded at a more persistent discount, especially over the last 12 months. As of January 3, 2024, FAM was trading at a -8.42% discount to NAV whereas ACP was trading at a -3.3% discount to NAV. If these trading discount differences persist, the Reorganization would result in positive total return for existing shareholders on the merger date.
o	Performance: While ACP and FAM utilize different investment strategies, ACP has outperformed FAM on both a market value and NAV basis over the 1-, 3-, and 5-year period as of January 3, 2024.

How different are FSD and ACP?

•	FSD and ACP have some substantial differences. FSD’s primary investment objective is to provide current income, with a secondary objective of capital appreciation. ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FSD and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives and accompanying risks. FSD seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign high-yield corporate fixed-income securities of varying maturities that are rated below investment grade at the time of purchase. Additionally, FSD maintains both long and short positions in securities under normal market conditions as part of its investment strategy. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in lower rated bonds in the high yield sector as compared to FSD. Each of FSD and ACP may utilize leverage. ACP offers preferred shares while FSD does not.

How different are FAM and ACP?

•	FAM and ACP have some substantial differences, however the investment objectives of each fund are materially the same. Each of FAM and ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FAM and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives, and accompanying risks. FAM seeks to achieve its investment objectives by investing, under normal circumstances, substantially all of its Managed Assets in a diversified portfolio of fixed-income securities, including government and corporate bonds, of U.S. and non-U.S. issuers, and invests primarily in emerging markets. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in in high-yield securities without limitation while FAM may only invest up to 60% of its managed assets in such securities. While FAM invests in high-yield fixed income securities, its current weighted average is in investment grade bonds, and ACP invests more of its assets in lower rated bonds in the high yield sector. Each of FAM and ACP may utilize leverage. ACP offers preferred shares while FAM does not.

What are the tax implications of the Reorganizations?

•	It is expected that shareholders of each of FSD and FAM will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their respective shares for shares of ACP (except with respect to cash received in lieu of fractional shares of ACP). The portfolio re-positioning and de-levering associated with the Reorganizations may result in capital gains or losses, which may have federal income tax consequences. No sales of portfolio securities are anticipated after the Reorganization as it relates to FSD.

For Internal Use Only. Not for inspection by, distribution or quotation to, the general public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganization of FSD with and into ACP and FAM with and into ACP, please call First Trust toll free at (800) 621-1675. This “Client Talking Points” is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of First Trust investment products. The information presented has been obtained from sources First Trust deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to First Trust employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of a member of the First Trust Compliance or Legal team.

Your clients should consider the investment objectives, risks, charges and expenses of FSD and FAM, as applicable, and ACP carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.